Exhibit 10.1
RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 21, 2016, by and among (1) FORBES ENERGY SERVICES LTD., a Texas corporation (“FES”); FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware, TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware; C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware; and FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (collectively, the “FES Parties”) and (2) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 9% Senior Notes due 2019 (the “Notes”) issued pursuant to that certain indenture dated as of June 7, 2011 (the “Indenture”) by and among FES as Issuer, each of the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (each, a “Supporting Noteholder” and collectively, the “Supporting Noteholders”).
Each of the FES Parties, the Supporting Noteholders and any subsequent Person that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined herein).
WHEREAS:
A.The Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of the existing debt and equity interests of the FES Parties, to be implemented by each of the FES Parties commencing voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) through a pre-packaged chapter 11 plan of reorganization (including all exhibits thereto, the “Plan”), a copy of which is attached hereto as Exhibit A, all in accordance with the terms set forth in this Agreement and the Definitive Documents (as defined below) (the “Restructuring”).

B.As of the date hereof, the Supporting Noteholders, in the aggregate, beneficially own $183,107,000 (approximately 65.40%) of the aggregate outstanding principal amount of the Notes.

C.The FES Parties and the lenders (collectively, the “ABL Lenders”) party to that certain Loan and Security Agreement, dated September 9, 2011 (as amended, the “Loan Agreement”), have reached an agreement for the consensual use of “cash collateral” pursuant to the terms and conditions set forth in the interim and final orders approving, among other things, the FES Parties’ use of cash collateral to be entered by the Bankruptcy Court (each, a “Cash Collateral Order”) substantially in the form of the interim order attached hereto as Exhibit B or otherwise in form and substance mutually acceptable to the FES Parties, the ABL Lenders and the Required Supporting Noteholders (as defined below).

D.In connection with the Restructuring, the Company intends to enter into a credit agreement for a new first lien term loan (the “Term Loan”) in an aggregate principal amount of $50,000,000.

E.In connection with the Restructuring, certain Supporting Noteholders (collectively, the “Backstop Parties”) have agreed to backstop the funding of the Term Loan, subject to the terms and conditions set forth in a backstop agreement (the “Backstop Agreement”), a copy of which is attached hereto as Exhibit C.

F.In connection with the Restructuring, the Company intends to offer the opportunity to fund the Term Loan (the “Funding Option”) to certain holders of the Notes, subject to certain requirements, subject to the terms and conditions of the Backstop Agreement.

G.Subject to the terms and conditions set forth in this Agreement, the Supporting Noteholders have agreed to support (i) the commencement of the Chapter 11 Cases to implement this Agreement and the Restructuring and (ii) confirmation of the Plan by the Bankruptcy Court.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
1.Definitions. The following terms used in this Agreement shall have the following definitions:
“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Confirmation Hearing” means the hearing before the Bankruptcy Court on confirmation of the Plan.
“Corporate Governance Documents” means the principal corporate governance documents of the reorganized FES Parties, as applicable, including the articles of incorporation or certificates of formation, by-laws, and/or company agreements.
“Court Date” means any Business Day on which the Bankruptcy Court is open.
“Disclosure Statement” means, in respect of the Plan, the disclosure statement and all exhibits, schedules, supplements, modifications and amendments thereto.
“Effective Date” means the date on which the Plan becomes effective.
“Outside Date” means March 24, 2017.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.
“Petition Date” means the date the Chapter 11 Cases are commenced.
“Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any applicable law relating to Taxes.
“Tax” or “Taxes” means (a) all federal, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, escheat, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by a governmental authority; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).
2.Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. Unless otherwise provided herein, in the event the terms and conditions set forth in the Plan and this Agreement are inconsistent, the terms and conditions contained in the Plan and the Definitive Documents shall govern.
3.Effectiveness. This Agreement shall become effective and binding upon each of the undersigned persons as of the date (the “Agreement Effective Date”) when (a) the Parties have executed and delivered signed copies of this Agreement and (b) the FES Parties have received executed versions of this Agreement from the Supporting Noteholders (or advisors, nominees or investment managers for beneficial holder(s)) which represent a majority in aggregate principal amount of the Notes.
4.Action, Consent or Approval of Supporting Noteholders. For purposes of this Agreement, unless otherwise specified, where this Agreement provides for the action, consent, approval or waiver of the Supporting Noteholders collectively, such action, consent, approval or waiver shall be upon the agreement of Supporting Noteholders which beneficially own, in the aggregate, no less than $135,000,000 of the outstanding principal amount of the Notes (the “Required Supporting Noteholders”). The Required Supporting Noteholders shall instruct Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), in its capacity as counsel to the Supporting Noteholders, to communicate in writing to the FES Parties whether the Required Supporting Noteholders have agreed to any such action, consent, approval or waiver.
5.Definitive Documents; Good Faith Cooperation; Further Assurances. The “Definitive Documents” shall include all (a) documents implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, the Disclosure Statement (a copy of which is attached as Exhibit D), the Cash Collateral Order, the Backstop Agreement, the plan supplement and its exhibits, ballots and other solicitation materials in respect of the Plan (the

“Solicitation Materials”), commitment agreements, exit financing agreements (including the Exit Facility Documents), collateral or other related documents, the organizational documents (including, without limitation, any Corporate Governance Documents), shareholder and member related agreements, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and the exhibits thereto); (b) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion or motions to approve the Disclosure Statement, confirm the Plan, approve the Cash Collateral Order and ratify the solicitation procedures, and the order or orders approving the Disclosure Statement, the Backstop Agreement, and the solicitation procedures and confirming the Plan (the “Confirmation Order”). The Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement and the Plan and shall be acceptable to the FES Parties and the Required Supporting Noteholders, each acting reasonably; provided, that, the Plan, the Backstop Agreement, the Confirmation Order and the Disclosure Statement shall be in form and substance acceptable to the Required Supporting Noteholders in their sole discretion, it being understood that the form of the Plan, the Backstop Agreement, and the Disclosure Statement attached hereto as Exhibit A, Exhibit C and Exhibit D, respectively, are acceptable to the Required Supporting Noteholders. Any amendments, modifications or supplements to the Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement and the Plan in all respects, and in form and substance acceptable to the Required Supporting Noteholders, in their sole discretion. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents, including the scheduling of necessary hearings with the Bankruptcy Court. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.
6.Commitment of Supporting Noteholders.
(a)    Voting, Support. So long as this Agreement has not been terminated with respect to such Supporting Noteholder in accordance with the terms hereof, each Supporting Noteholder agrees that it shall, subject to the terms and conditions hereof:
(i)    subject to the receipt by such Supporting Noteholder of the Disclosure Statement and Solicitation Materials, vote all of its Claims against the FES Parties (the “FES Claims”) (or for which such Supporting Noteholder now or hereafter has voting control over) to accept the Plan, by delivering its duly executed and completed ballots accepting the Plan on a timely basis following the commencement of the solicitation pursuant to the Solicitation Materials (the “Solicitation”) and to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not “opt out” of any releases under the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election;

(ii)    not (A) direct any administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Supporting Noteholder’s obligations under this Agreement and, if any applicable administrative agent, collateral agent or indenture trustee takes any action inconsistent with such Supporting Noteholder’s obligations under this Agreement, such Supporting Noteholder shall use its reasonable best efforts to request that such administrative agent, collateral agent or indenture trustee (as applicable) cease and refrain from taking any such action, (B) exercise any right or remedy for the enforcement, collection or recovery of any claim against the FES Parties except in a manner consistent with this Agreement, the Plan or the Definitive Documents, or (C) unless this Agreement, the Plan or the Definitive Documents have been amended in a manner adverse to a Supporting Noteholder without such Supporting Noteholders consent, amend, change or withdraw (or cause to be amended, changed or withdrawn) its vote to accept the Plan;
(iii)    not (A) object to, delay, impede or take any other action to interfere with, delay or postpone acceptance, confirmation or implementation of the Plan, (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets (including pursuant to section 363 of the Bankruptcy Code), merger, workout or plan of reorganization for any of the FES Parties other than the Plan or (C) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Restructuring;
(iv)    subject to Section 8(a)(i), waive (and does hereby waive) any default that exists or that might otherwise occur under the Indenture or the Notes by reason of any failure of the FES Parties to comply with the provisions of the Indenture or the Notes;
(v)    use good faith efforts to negotiate and document the Definitive Documents and take such actions it deems reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring; and
(vi)    execute and deliver any agreements reasonably required to effectuate and consummate the Restructuring.
(b)    Notwithstanding anything contained in this Agreement, neither a vote to accept the Plan by a Supporting Noteholder, nor the acceptance of the Plan by any class of creditors, shall in any way be deemed to impair or waive the rights of a Supporting Noteholder to assert or raise any objection otherwise permitted under Section 6(a) in connection with the Plan or the Chapter 11 Cases.
(c)    Transfers.
(i)    Each Supporting Noteholder agrees that, commencing on the Agreement Effective Date and ending on the Agreement Termination Date (as defined below), such Supporting Noteholder shall not (A) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any FES Claims, as applicable, in whole or in part, or (B) deposit any of such

FES Claims against any FES Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such FES Claims (the actions described in clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Supporting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Supporting Noteholder or the intended transferee (the “Transferee”) first agrees in writing to be bound by the terms of this Agreement applicable to Supporting Noteholders by executing a Transferee Joinder Agreement substantially in the form attached hereto as Exhibit E (the “Transferee Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution, to (1) Pachulski Stang Ziehl & Jones LLP, counsel to the FES Parties and (2) Fried Frank, counsel to the Supporting Noteholders. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations and the Transferor shall have no liability arising from or related to the failure of the Transferee to comply with the terms and conditions of this Agreement. Any Transfer made in violation of this Section 6(c)(i) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the FES Parties and/or any Supporting Noteholder, and shall not create any obligation or liability of any FES Party or any other Supporting Noteholder to the purported Transferee. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit or division, no affiliate of such Party or other business unit or division within any such Party shall be subject to this Agreement unless they separately execute this Agreement or a Transferee Joinder Agreement.
(ii)    Notwithstanding Section 6(c)(i), a Supporting Noteholder may Transfer any FES Claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Supporting Noteholder, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers all right, title and interest in such FES Claim to a Transferee that is a Supporting Noteholder (or becomes a Supporting Noteholder at the time of the Transfer pursuant to a Transferee Joinder Agreement). For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers FES Claims (including debt securities or other debt) or enter with customers into long and short positions in Claims against the FES Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims and (B) is in fact regularly in the business of making a market in FES Claims against issuers or borrowers (including debt securities or other debt).
(d)    Additional Claims. This Agreement shall in no way be construed to preclude the Supporting Noteholders from acquiring additional FES Claims, and each Supporting Noteholder agrees that if any Supporting Noteholder acquires additional FES Claims then such

Claims shall be subject to this Agreement (including the obligations of the Supporting Noteholders under this Section 6).
(e)    Several Not Joint. The agreements of the Supporting Noteholders in this Section 6 shall be solely on such Supporting Noteholder’s own behalf and not on behalf of any other Supporting Noteholders and shall be several and not joint.
7.Commitment of the FES Parties. For so long as this Agreement has not been terminated in accordance with the terms hereof, each FES Party, jointly and severally, agrees, that such FES Party shall:
(a)    take reasonably necessary and proper actions and use reasonable best efforts to: (i) obtain orders of the Bankruptcy Court in respect of the Restructuring, including obtaining entry of the Cash Collateral Order and Confirmation Order; (ii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any person with respect to entry of the Cash Collateral Order and Confirmation Order; (iii) support and consummate the Restructuring in accordance with this Agreement, including the good faith negotiation, preparation and filing within the time frame provided herein or in the Definitive Documents; (iv) execute and deliver any other required agreements to effectuate and consummate the Restructuring; and (v) operate its business in the ordinary course, taking into account the Restructuring;
(b)    provide reasonably prompt written notice (in accordance with Section 31 hereof) to the Supporting Noteholders between the Agreement Effective Date and the Effective Date of (i) the occurrence, or failure to occur, of any event of which the FES Parties has actual knowledge which occurrence or failure would be likely to cause (A) any covenant of any FES Party contained in this Agreement not to be satisfied in any material respect or (B) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy, (ii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) receipt of any notice from any governmental unit with jurisdiction in connection with this Agreement or the transactions contemplated by the Restructuring, (iv) receipt of any notice of any proceeding commenced, or, to the actual knowledge of the FES Parties, threatened against the FES Parties, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring, and (v) any failure of the FES Parties to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
(c)    act in good faith and use reasonable best efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement;
(d)    use reasonable best efforts to meet the milestones set forth in Section 8(a) of this Agreement;

(e)    not amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents or the Restructuring in a manner that is materially inconsistent with this Agreement;
(f)    timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the FES Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Cases or for relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;
(g)    use reasonable best efforts to obtain any and all required regulatory approvals and third-party approvals of the Restructuring;
(h)    not take any actions inconsistent with, or that are intended or reasonably likely to interfere with, this Agreement, the Plan and the Restructuring;
(i)    not directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall any FES Party solicit or direct any person or entity to undertake any of the foregoing;
(j)    provide draft copies of all material motions or applications and other documents (including among others all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, the Solicitation Materials and any proposed amended version of the Plan or the Disclosure Statement, the Confirmation Order that any FES Party intends to file with the Bankruptcy Court to the Supporting Noteholders and Fried Frank, at least five (5) Business Days prior to the date when the applicable FES Party intends to file any such pleading or other document (provided, that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, the Solicitation Materials and the Confirmation Order) at least five (5) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing, but in no event later than three (3) Business Days in advance of any filing thereof) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;
(k)    support and take all actions that are necessary and appropriate to facilitate approval of the Disclosure Statement, confirmation of the Plan and consummation of the Restructuring in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 8(a));
(l)    pay the reasonable and documented fees and expenses of the Backstop Parties in the manner, and to the extent, provided for in the Backstop Agreement;

(m)    use good faith efforts to negotiate and document the Definitive Documents and take such actions it deems reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring; and
(n)    execute and deliver any agreements reasonably required to effectuate and consummate the Restructuring.
8.Termination.
(a)    Supporting Noteholder Termination. This Agreement shall automatically terminate one (1) Business Day following the delivery of written notice from the Required Supporting Noteholders to the other Parties (in accordance with Section 31), at any time after and during the continuance of any of the following:
(i)    Notwithstanding Section 6(a)(iv), the occurrence of any default or event of default under the Indenture (other than under sections 4.23(d), 6.01(1), 6.01(8) or 6.01(9) of the Indenture, and any default or event of default resulting from the delay in the delivery of the officer’s certificate required under section 4.06(b) of the Indenture for any default or event of default under sections 4.23(d), 6.01(1), 6.01(8) or 6.01(9) of the Indenture) or the Loan Agreement (other than any default or event of default under sections 10.6 and 10.8 of the Loan Agreement);
(ii)    the FES Parties shall have failed to commence the Solicitation on or before December 22, 2016;
(iii)    the Petition Date shall not have occurred on or before January 23, 2017;
(iv)    the FES Parties shall have failed to file the Plan and the Disclosure Statement on the Petition Date or within one (1) Business Day thereafter;
(v)    the Bankruptcy Court declines to approve the Restructuring Support Agreement and/or the Backstop Agreement at or before the time of entry of the Confirmation Order;
(vi)    the Disclosure Statement shall not have been approved by the Bankruptcy Court and the Confirmation Order shall not been entered by the Bankruptcy Court on or before March 9, 2017;
(vii)    the Definitive Documents are not in form and substance reasonably acceptable to the Required Supporting Noteholders on or prior to the commencement of the Confirmation Hearing;
(viii)    the FES Parties shall have withdrawn the Plan without the consent of the Required Supporting Noteholders;
(ix)    the FES Parties file, propound or otherwise support any plan of reorganization or restructuring transaction other than the Plan;

(x)    any FES Party files any motion or application seeking authority to sell all or a material portion of its assets;
(xi)    the termination of the consensual use of cash collateral as provided in the Cash Collateral Order;
(xii)    termination of the Backstop Agreement;
(xiii)    the amendment, modification of, or the filing of a pleading seeking to amend or modify, the Plan, the Disclosure Statement or any Definitive Documents, by the FES Parties, which amendment, modification or filing is materially inconsistent with this Agreement or the Definitive Documents in a manner that is not reasonably acceptable to the Required Supporting Noteholders, provided, that amendments or modifications to the Plan, the Disclosure Statement and the Confirmation Order must be acceptable to the Required Supporting Noteholders in their sole discretion;
(xiv)    the filing by the FES Parties of any motion or other request for relief seeking (A) voluntary dismissal of any of the Chapter 11 Cases, (B) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;
(xv)    the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code with respect to any of the Chapter 11 Cases, (D) making a finding of fraud, dishonesty, or material misconduct by any officer or director of the FES Parties or (E) that would have the effect of prohibiting consummation of the Restructuring;
(xvi)    the Bankruptcy Court entering an order avoiding, disallowing, subordinating or recharacterizing any Claim, lien, or interest held by any Supporting Noteholder arising under the Indenture;
(xvii)    a material breach by any of the FES Parties of any of the commitments, representations, warranties, or covenants of the FES Parties under this Agreement or the Definitive Documents, and any such breach by the FES Parties is not cured within five (5) Business Days after receipt of written notice and opportunity to cure, if such breach is curable, from the Required Supporting Noteholders;
(xviii)    any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the FES Parties or the Supporting Noteholders;
(xix)    the Effective Date shall not have occurred by the Outside Date;

(xx)    the exclusive right of the FES Parties to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated; or
(xxi)    the filing of any motion or pleading by any of the FES Parties in the Chapter 11 Cases that is materially inconsistent with the terms and conditions of this Agreement or the Definitive Documents in a manner that is not reasonably acceptable to the Required Supporting Noteholders.
(b)    FES Parties Termination. This Agreement shall automatically terminate one (1) Business Day following the delivery of written notice from the FES Parties to the other Parties (in accordance with Section 31), at any time after and during the continuance of any of the following:
(i)    a material breach by any of the Supporting Noteholders of their obligations under this Agreement or the Definitive Documents, and any such breach by the Supporting Noteholders is not cured within five (5) Business Days after receipt of written notice and opportunity to cure, if such breach is curable, from the FES Parties, but only if the non-breaching Supporting Noteholders own less than 66.67% of the outstanding principal amount of the Notes;
(ii)    any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the FES Parties or the Supporting Noteholders;
(iii)    the Effective Date shall not have occurred by the Outside Date; or
(iv)    the filing of any motion or pleading by any of the Supporting Noteholders in the Chapter 11 Cases that is materially inconsistent with the terms and conditions of this Agreement or the Definitive Documents in a manner that is not reasonably acceptable to the FES Parties.
(c)    Mutual Termination. This Agreement may be terminated by mutual written agreement of the FES Parties and the Required Supporting Noteholders upon the receipt of written notice delivered in accordance with Section 31.
(d)    Individual Supporting Noteholder Termination. At 11:59 p.m. prevailing Eastern Time on the date that is 365 days after the Agreement Effective Date, each Supporting Noteholder may terminate this Agreement, solely as to such terminating Supporting Noteholder, by written notice to the FES Parties.
(e)    Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically upon the Effective Date.
(f)    Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this

Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more acts that would otherwise permit termination by such Party as are specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 8 shall be referred to as an “Agreement Termination Date.” Other than Section 16, Section 20, Section 24, Section 26, Section 27, Section 28, Section 29, Section 30, Section 33 and Section 36, which shall survive termination of this Agreement, upon the termination of this Agreement in accordance with this Section 8, this Agreement shall become void and of no further force or effect with respect to any Party, and (i) except as otherwise provided in this Agreement, each Party shall be (A) immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, (B) have no further rights, benefits or privileges hereunder, and (C) have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, and (ii) the FES Parties shall immediately and without further notice withdraw the Plan and the Plan shall automatically be withdrawn and of no further force and effect. Upon any such termination of this Agreement, any and all consents and ballots tendered by the Supporting Noteholders prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the FES Parties allowing such change or resubmission), and the FES Parties shall not oppose any such change or resubmission.
9.Ownership of Claims. Each of the Supporting Noteholders represents and warrants (severally and not jointly) that:
(a)    as of the date of this Agreement, it is the beneficial owner of the principal amount of the FES Claims in connection with the Indenture, or is the nominee, investment manager or advisor for beneficial holders of such FES Claims, on such Supporting Noteholder’s signature page to this Agreement (collectively, the “Noteholder Claims”); provided, that, such signature pages to this Agreement shall be disclosed only to the FES Parties and their legal counsel and financial advisors and the FES Parties agree (and agree to cause their legal counsel and financial advisors to maintain the confidentiality of such information) that, except for such disclosure as may be required by an order of the Bankruptcy Court in connection with the Chapter 11 Cases, such information shall be kept confidential in accordance with Section 33, and without limiting the foregoing, only redacted signature pages shall be filed with the Bankruptcy Court;
(b)    each nominee, investment manager or advisor acting on behalf of beneficial holders of the Notes represents and warrants to the FES Parties and the other Supporting Noteholders that it has the legal authority to so act and to bind the applicable beneficial holder; and

(c)    other than pursuant to this Agreement, such Noteholder Claims are free and clear of any equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, that might adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.
10.Claim Resolution Matters. Prior to the entry of the Confirmation Order, the FES Parties may enter into agreements with holders of Claims against the FES Parties (other than the Supporting Noteholders) relating to the allowance, estimation, validity, extent or priority of such claims, or the treatment and classification of such claims under the Plan with the consent of the Required Supporting Noteholders. Notwithstanding the foregoing, the FES Parties shall not be required to obtain the consent of the Required Consenting Holders with respect to payment of (a) any trade payables and employee benefits and obligations which arise in the ordinary course of the FES Parties’ business, (b) individual claims asserted in a liquidated amount of $100,000 or less, provided, that, payment of claims in excess of $2 million in the aggregate shall require the consent of the Required Supporting Noteholders, and (c) claims which the FES Parties are authorized to resolve or pay pursuant to the terms of any applicable first day order and such resolution or payment complies with the terms and limitations, if any, imposed on the FES Parties by such applicable order, provided, that in all cases, the FES Parties shall be required to obtain the consent of the Required Supporting Noteholders with regards to any settlement of claims with an affiliate of the FES Parties, the executive officers or directors of the FES Parties, or an affiliate of the executive officers or directors of the FES Parties.
11.Business Continuance; Access.
(a)    Except as contemplated by this Agreement or with the prior written consent of the Required Supporting Noteholders, the FES Parties covenant and agree that, between the Agreement Effective Date and the Effective Date, the FES Parties shall operate their businesses in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (i) resulting from or relating to the filing or prosecution of the Chapter 11 Cases or (ii) imposed by the Bankruptcy Court). Further, except as expressly contemplated by this Agreement and except for changes resulting from or relating to the filing and prosecution of the Chapter 11 Cases or imposed by the Bankruptcy Court, the FES Parties will continue (A) using commercially reasonable efforts to preserve the relationships with current customers, distributors, suppliers, vendors and others having business dealings with the FES Parties, including but not limited to the performance of all material obligations under any executory contracts which have not been rejected and compliance with historical billing practices, (B) maintaining and insuring their physical assets, properties and facilities in the current working order, condition and repair as of the date hereof (ordinary wear and tear excepted) and maintaining all existing insurance on the foregoing consistent with past practices, (C) not taking any action, or omitting to take any action, the intent of which is to cause the termination of their current executive officers (other than for cause) and (D) maintaining the FES Parties’ books and records on a basis consistent with prior practice, including prior billing and collection practices.

(b)    Subject to the entry by any Supporting Noteholder and its advisors (each, a “Representative”) into a confidentiality agreement reasonably acceptable to the FES Parties (provided, that, the FES Parties acknowledge and agree that the existing confidentiality agreements between the Supporting Noteholders, its advisors and the FES Parties are acceptable), at the reasonable request and upon reasonable notice of one or more such Supporting Noteholders or advisors, the FES Parties agree to respond to reasonable information requests from such Supporting Noteholders and their Representatives (each of whom shall be bound by a confidentiality agreement in favor of the FES Parties), and provide reasonable access to the FES Parties’ senior management personnel regarding the FES Parties’ business, the Chapter 11 Cases, and the general status of ongoing operations, during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of the FES Parties.
12.Representations.
(a)    Each Party represents to each other Party that, as of the date of this Agreement:
(i)    such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(ii)    the execution, delivery and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries (B) conflict with its organizational documents or (C) except for typical bankruptcy and reorganization-type default and notice provisions, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party;
(iii)    the execution, delivery and performance by it of this Agreement, or effectuation of the Restructuring, does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval, if necessary, by the Bankruptcy Court of the FES Parties’ authority to enter into and implement this Agreement; and
(iv)    subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
13.Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring.
14.Complete Agreement. The Agreement (including any exhibits or schedules hereto including as actually executed) and the other agreements named herein constitute the entire agreement of the Parties with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Parties make any other representations or warranties, and each Party hereby disclaims any other representation or warranties, express or implied, or as to the accuracy or completeness of any information, made by, or made available by, itself or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.
15.Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible Chapter 11 Cases to be filed by the FES Parties.
16.Federal Rule of Evidence 408. This Agreement and the Plan are part of a proposed settlement of a dispute among the Parties. Regardless of whether or not the transactions contemplated herein are consummated, or whether or not an Agreement Termination Date has occurred, if applicable, subject to Section 6(a)(iv), which shall not survive the Agreement Termination Date, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights or remedies and the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
17.Impact of Appointment of Official Committee of Unsecured Creditors in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Supporting Noteholder is appointed to, and serves on, an official committee of unsecured creditors in the Chapter 11 Cases, then the terms of this Agreement shall not be construed to limit such Supporting Noteholder’s exercise (in its discretion) of its fiduciary duties to any person arising from its service as a member of such committee, and any such exercise (in the sole discretion of such Supporting Noteholder) of such fiduciary duties, each in a manner consistent with this Agreement in all material respects, shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that, appointment of a Supporting Noteholder as a member of any such committee shall not relieve such Supporting Noteholder of its individual obligations to affirmatively support, and vote for, the Plan, on the terms and conditions set forth herein.
18.FES Party Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the FES Parties or any of their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such person’s fiduciary obligations under applicable law.
19.Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.
20.Independent Due Diligence and Decision-Making. Each Supporting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the FES Parties.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
22.Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented in any manner except in writing signed by (i) the FES Parties and (ii) the Required Supporting Noteholders; provided, that this Section 22 and Section 26 shall not be modified, amended or supplemented without the prior written consent of each Party; provided, further that any modification, amendment, or modification that is materially adverse to any Supporting Noteholder shall require the prior written consent of each Supporting Noteholder.
23.Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
24.Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Noteholders under this Agreement shall be several, not joint. It is understood and agreed that any Supporting Noteholder may trade in the debt or equity securities of the FES Parties without the consent of the FES Parties or any Supporting Noteholder to the extent permitted by the applicable confidentiality agreement entered into by such Supporting Noteholder, subject to Section 6(c) of this Agreement. No Party hereto shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties hereto shall in any way affect or negate this understanding and agreement.
25.Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that, each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.
26.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced by the FES Parties, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
27.WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 27.
28.Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.
29.Tax Matters. The FES Parties shall not, without the prior written consent of the Supporting Noteholders, take or fail to take any action, the taking or failure to take of which has or will have material adverse tax consequences for the FES Parties or holders of Noteholder Claims; the foregoing such actions include, without limitation, (a) making any Tax election; (b) entering into any contract with respect to Taxes; (c) extending the statute of limitations in respect of any Taxes; or (d) settling any Tax claim or assessment.
30.Indemnification.
(a)    Whether or not the Restructuring is consummated or this Agreement is terminated for any reason, the FES Parties (each individually, in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Supporting Noteholders and their successors and assigns, their respective affiliates and their affiliates’ respective officers, directors, managing directors, employees, agents, members, partners, managers, advisors, controlling persons, attorneys, investment bankers and financial advisors (each acting in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with (i) any third party claim, challenge, litigation, investigation or proceeding with respect to this Agreement, the Chapter 11 Cases, the Restructuring or the transactions contemplated hereby or thereby, or (ii) any breach by the FES Parties of this Agreement and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out of pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing (subject to the limitation in the parenthetical proviso in the second sentence of Section 30(b)); provided, that, the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from any breach of this Agreement by such Indemnified Person or bad faith, gross negligence or willful misconduct on the part of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.
(b)    Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to this Agreement,

the Chapter 11 Cases, the Restructuring or any of the transactions contemplated hereby or thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that, the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings (provided, that, the FES Parties shall not be responsible for any legal fees or expenses related to more than one such separate counsel) on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.
(c)    The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld or delayed). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 30. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

31.Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to the FES Parties:
Forbes Energy Services Ltd.
3000 South Business Highway 28
Alice, TX 78333
Telephone: (361) 664-0549
Facsimile: (361) 664-0599
Attention: L. Melvin Cooper
with a copy to (which shall not constitute notice):
Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, California 90067-4100
Telephone: (310) 277-6910
Facsimile: (310) 201-0760
Attention: Richard M. Pachulski, Esq.
    Ira D. Kharasch, Esq.
If to the Supporting Noteholders:
To each Supporting Noteholder at the address identified on the respective signature page hereto with a copy to (which shall not constitute notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8000
Facsimile: (212) 859-4000
Attention: Brad Eric Scheler, Esq.
Matthew Roose, Esq.
All notices, requests and other communications required or permitted to be given under the provisions of this Agreement shall be deemed to have been given on the earlier of (i) the date sent by facsimile or electronic mail if sent on a Business Day before 5:00 p.m. local time of the recipient, and if not then on the next Business Day immediately thereafter, (ii) the date of personal delivery, (iii) at the close of business on the third Business Day following the day when placed in the mail, or (iv) the date set forth in the records of the commercial delivery service or on the return receipt.
32.No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
33.Public Disclosure. The FES Parties shall not (and shall cause each of its legal and financial advisors to not) (a) use the name of any Supporting Noteholder in any press release without such Supporting Noteholder’s prior written consent or (b) disclose to any Person other than legal and financial advisors to the FES Parties (i) the principal amount or percentage of any Noteholder Claims held by any Supporting Noteholder or file such information with the Bankruptcy Court or any court of competent jurisdiction or (ii) the identity of any Supporting Noteholder without such Supporting Noteholder’s prior written consent except as required by Bankruptcy Court order or other applicable law; provided, however, that, the FES Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Noteholder Claims held by Supporting Noteholders and the contents of this Agreement, but not the principal amount of any Noteholder Claims held by any Supporting Noteholder in the Plan, the Disclosure Statement, the Definitive Documents and any filings by the FES Parties with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation.
34.No Waiver of Participation and Preservation of Rights. This Agreement and the Plan are part of a proposed settlement of disputes among the Parties. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, (a) if an Agreement Termination Date occurs, or (b) if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.
35.[Reserved].
36.Transaction Expenses.
(a)    Subject to the professionals identified in Section 36(b) below providing invoices (without limiting the right of such professionals to redact privileged, confidential or sensitive information) to the FES Parties, whether or not the Restructuring or any of the transactions contemplated hereby are consummated, the FES Parties will reimburse or pay, as the case may be, all reasonable and documented fees and out of pocket expenses of the Supporting Noteholders and their professionals identified in Section 36(b) (i) incurred in connection with this Agreement and the Restructuring and their participation in the Chapter 11 Cases through the earlier to occur of (A) an Agreement Termination Date and (B) the Effective Date, and (ii) incurred in connection with the enforcement of any rights of any Supporting Noteholder under this Agreement and any document or instrument entered into in connection with this Agreement or the Restructuring (such fees and expenses, collectively, “Transaction Expenses”).
(b)    The professionals for the Supporting Noteholders are (i) FTI Consulting, Inc., financial advisor to the Supporting Noteholders and (ii) Fried Frank and McKool Smith PC, the legal advisors to the Supporting Noteholders.

(c)    The obligations of the FES Parties under this Section 36 are in addition to, and do not limit, their obligations to provide indemnification to each Indemnified Person pursuant to Section 30.
(d)    The FES Parties’ agreement to reimburse or pay, as the case may be, the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and, without such agreement, the Supporting Noteholders would not have entered into this Agreement, and upon entry of the Confirmation Order, the Transaction Expenses shall constitute an administrative expense of the FES Parties under sections 503(b) and 507 of the Bankruptcy Code.
37.No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act and the Securities Exchange Act of 1934, or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization (including the Plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Solicitation of acceptance of the Restructuring will not be solicited from any holder of Notes until such holder has received the disclosures required under or otherwise in compliance with applicable law.
38.Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

ISSUER:
FORBES ENERGY SERVICES LTD.
By:    ____/s/ L. Melvin Cooper__________
Name: L. Melvin Cooper
Title: SVP & CFO

GUARANTORS:
FORBES ENERGY SERVICES LLC
By:    ____/s/ L. Melvin Cooper__________
Name: L. Melvin Cooper
Title: SVP & CFO
TX ENERGY SERVICES, LLC
By:    ____/s/ L. Melvin Cooper__________
Name: L. Melvin Cooper
Title: SVP & CFO
C.C. FORBES, LLC
By:    ____/s/ L. Melvin Cooper__________
Name: L. Melvin Cooper
Title: SVP & CFO
FORBES ENERGY INTERNATIONAL, LLC
By:    ____/s/ L. Melvin Cooper__________
Name: L. Melvin Cooper
Title: SVP & CFO

[Signature Page to Restructuring Support Agreement (Forbes Energy Services)]

SUPPORTING NOTEHOLDERS:
ASCRIBE III INVESTMENTS LLC
(on behalf of itself and certain funds)
By:    ____/s/ Lawrence First_____________
Name: Lawrence First
Title: Chief Investment Officer
Aggregate Principal Amount of Notes Beneficially Owned:
ASCRIBE II INVESTMENTS LLC
(on behalf of itself and certain funds)
By:    ____/s/ Lawrence First_____________
Name: Lawrence First
Title: Chief Investment Officer
Aggregate Principal Amount of Notes Beneficially Owned:
GATEWAY SECURITIES HOLDINGS, LLC
By: Solace Capital Partners, L.P., its Manager
By:    ____/s/ Naeem Arastu______________
Name: Naeem Arastu
Title: Senior Vice President
Aggregate Principal Amount of Notes Beneficially Owned:

[Signature Page to Restructuring Support Agreement (Forbes Energy Services)]

COURAGE CREDIT OPPORTUNITIES OFFSHORE MASTER FUND III, L.P.
By:    ____/s/ Thomas G. Milne____________
Name: Thomas G. Milne
Title: President, Courage Capital Management, LLC
Aggregate Principal Amount of Notes Beneficially Owned:
COURAGE CREDIT OPPORTUNITIES ONSHORE FUND III, L.P.
By:    ____/s/ Thomas G. Milne____________
Name: Thomas G. Milne
Title: President, Courage Capital Management, LLC
Aggregate Principal Amount of Notes Beneficially Owned:
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, as investment manager for various funds and accounts
By:    ____/s/ Alfred Murata_____________
Name: Alfred Murata
Title: Managing Director
Aggregate Principal Amount of Notes Beneficially Owned:
JLP CREDIT OPPORTUNITY MASTER FUND LTD
By:    ____/s/ Jeffery Peskind_____________
Name: Jeffrey Peskind
Title: CEO, Phoenix Investment Adviser LLC, Investment Manager
Aggregate Principal Amount of Notes Beneficially Owned:

[Signature Page to Restructuring Support Agreement (Forbes Energy Services)]

JLP CREDIT OPPORTUNITY IDF SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.
By:    ____/s/ Jeffery Peskind_____________
Name: Jeffrey Peskind
Title: CEO, Phoenix Investment Adviser LLC, Investment Subadviser
Aggregate Principal Amount of Notes Beneficially Owned:
MERCER QIF FUND PLC - MERCER INVESTMENT FUND 1
By:    ____/s/ Jeffery Peskind_____________
Name: Jeffrey Peskind
Title: CEO, Phoenix Investment Adviser LLC, Investment Sub-Investment Manager
Aggregate Principal Amount of Notes Beneficially Owned:

[Signature Page to Restructuring Support Agreement (Forbes Energy Services)]

EXHIBIT A
The Plan

EXHIBIT B
Cash Collateral Order
(without exhibits)

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

In re: FORBES ENERGY SERVICES LTD., et al.,[1] Debtors.	§ § § § § §	Chapter 11 Case No. 17-_____ (___) Jointly Administered

INTERIM ORDER ON DEBTORS' MOTION FOR ORDER
AUTHORIZING USE OF CASH COLLATERAL
AND NOTICE OF FURTHER HEARING

This matter came before the Court for hearings on _____________, 2017 (the "Hearing"), on Debtors' Expedited Motion for Authority to Use Cash Collateral, Granting Adequate Protection to the Pre-Petition Agent, and Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 [Docket No. ] (the "Cash Collateral Motion") filed on ______________, 2017, by the Debtors, requesting authority to use Cash Collateral (as defined below) pursuant to section 363 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code") and Rules 4001(b) and (d) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and to provide adequate protection to Regions Bank ("Regions"), in its capacity as agent (in such capacity, together with its successors in such capacity, the "Agent") for itself and certain other financial institutions (collectively, with their respective successors and assigns, "Secured Parties"), under that certain Loan and Security Agreement dated September 9, 2011, among the Debtors, Agent, the lenders party thereto from time to time and certain other Secured Parties (as at any time amended or modified, and together with all exhibits, schedules and joinders thereto, the "Loan Agreement"). For the avoidance of doubt, Secured Parties shall include all “Secured Parties” (as such term is defined in

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the Loan Agreement), including Regions in its capacity as a Bank Product Provider and as an Issuer (as such terms are defined in the Loan Agreement).
Based upon the Court's consideration of the Cash Collateral Motion and all matters brought to the Court's attention at the hearings thereon, and after due deliberation and consideration, the Court makes the following findings of fact and conclusions of law applicable to the Debtors' use of Cash Collateral (to the extent any findings of fact constitute conclusions of law, they are adopted as such, and vice versa):
A.    Petition Date. On [_____________], 2017 (the "Petition Date"), each Debtor filed with the Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code, thereby commencing with respect to such Debtor a chapter 11 case (each, a "Case," and collectively, the "Cases"). Each Debtor is continuing to manage its properties and to operate its business as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed. The Cases have been consolidated for procedural purposes only and are being jointly administered.
B.    Pre-Petition Debt and Liens. Subject to Paragraph 7 of this Order, each Debtor agrees and stipulates as follows:
(i)    Loan Documents. Pursuant to the Loan Agreement, the applicable Secured Parties established a revolving credit and letter of credit facility in favor of the Debtors. The Loan Agreement, together with each agreement, note, instrument, guaranty, mortgage, fixture filing, deed of trust, financing statement, pledge, assignment, and other document executed at any time in connection therewith, in each case as the same has been amended or modified from time to time, are hereinafter collectively referred to as the "Loan Documents."

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(ii)    Collateral. Pursuant to the Loan Documents, each Debtor granted to Agent security interests in and liens upon (the "Pre-Petition Liens") all of each Debtor's (a) accounts, payment intangibles, instruments and other rights to receive payments of any Debtor (including without limitation the accounts), whether now existing or hereafter arising or acquired, (b) related general intangibles (including without limitation, contract rights and intellectual property), chattel paper, documents, supporting obligations, letter-of-credit rights, commercial tort claims set forth on Schedule 5.8(b) to the Loan Agreement, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with the property in subpart (a) above, including without limitation all rights of enforcement and collection, (c) commercial lockboxes, government lockboxes and collection accounts, (d) funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same, (e) deposit accounts, (f) documents, (g) equipment and furniture, (h) fixtures, (i) general intangibles, (j) instruments, (k) inventory, (l) investment property, (m) goods, (n) pledged equity interests, (o) books and records of Debtors evidencing or relating to or associated with any of the foregoing, (p) information and data compiled or derived by any Debtor with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), (q) all collections, accessions, receipts and all proceeds of any and all of the foregoing and (r) the Pledged Cash Collateral (as defined below) (all of the foregoing types and items of personal property described in clauses (a) through (r) above being collectively referred to as the "Pre-Petition Collateral"). In addition to, and without limiting, the foregoing, pursuant to, among things, a second amended and restated cash collateral letter agreement dated December [___], 2016, by and among Debtors, Agent and Regions in its capacity as depository bank (as at any time amended or modified, the “Cash Collateral Agreement”), Debtors granted to Agent security interests in and liens upon all of the

4

following (collectively, the “Pledged Cash Collateral”): (I) the deposit account of Forbes Energy Services LLC, one of the Debtors, bearing an account number ending in 6789 maintained with Regions (the “Pledged Cash Collateral Account”), (II) all deposits or other remittances at any time made to and balances in the Pledged Cash Collateral Account at any time, together with all cash, deposits, credits, money orders, checks, drafts, wire transfer funds and sums from time to time credited to or deposited or held in the Pledged Cash Collateral Account, (III) any and all investments made at any time of any balances in the Pledged Cash Collateral Account, whether made in other deposit accounts, time deposits or otherwise, and (IV) any and all proceeds of any of the foregoing, in each case whether now or hereafter existing or arising, including any distributions from the foregoing and all interest earned in connection with the Pledged Cash Collateral Account. The Debtors further stipulate that the Pre-Petition Liens are properly perfected, unavoidable liens and security interests. As of the Petition Date, the balance in the Pledged Cash Collateral Account is [$27,562,702.56].
(iii)    Pre-Petition Debt. As of the Petition Date, the Debtors were jointly and severally indebted and liable under the Loan Documents to the Secured Parties for (a) outstanding revolver loans in the principal amount of $15,000,000, (b) certain Bank Product Obligations (as such term is defined in the Loan Agreement), including in connection with a purchasing card arrangement extended by Regions to one or more Debtors, (c) reimbursement obligations in respect of letters of credit issued by Regions in its capacity as “Issuer” under the Loan Agreement with respect to letters of credit (which letters of credit were, as of December 5, 2016, issued in an aggregate face amount of $9,012,097.68), together with certain fees, expenses and other obligations due in connection therewith pursuant to the Loan Documents, and (d) fees, expenses, and other costs, reasonable attorneys' fees and charges, and all other Obligations (as defined in the Loan Agreement) for which

5

the Debtors are liable under the Loan Agreement (all of the foregoing, together with all other Obligations at any time outstanding, being collectively referred to as the "Pre-Petition Debt"). Each Debtor acknowledges and stipulates that the Pre-Petition Debt is due and owing to the Secured Parties; the Pre-Petition Debt constitutes the legal, valid and binding obligation of each Debtor, enforceable in accordance with its terms; and none of the Pre-Petition Debt or any payments made to any Secured Party or applied to the Pre-Petition Debt on or before the Petition Date is subject to avoidance, subordination, recharacterization, recovery, attack, offset, recoupment, counterclaim, or defense of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law.
(iv)Cash Collateral. Agent, for itself and on behalf of the other Secured Parties, is entitled to adequate protection within the meaning of, and pursuant to, sections 361 and 363 of the Bankruptcy Code as a condition to any Debtor's use, sale, or other disposition of any Pre-Petition Collateral or any Replacement Collateral (as defined below) or the cash proceeds of either (such proceeds being collectively called "Cash Collateral"), regardless of whether such cash proceeds were in existence on the Petition Date or were created, acquired, or arose thereafter. Subject to the entry of this Order, Agent consents to the Debtors' use of Cash Collateral on the terms and conditions set forth in this Order.
(v)    Value. The Debtors acknowledge and stipulate that, as of the Petition Date, the value of the collateral (whether valued using orderly liquidation or going concern methodologies) granted in favor of Agent pursuant to the Loan Documents, including Cash Collateral, exceeds the aggregate outstanding amount of principal, interest, fees, and other charges (including letters of credit and contingent obligations) comprising the Pre-Petition Debt.
C.    Need for Use of Cash Collateral. The Debtors assert that they require the use of Cash Collateral to continue operating their businesses, including to make payroll and to pay vendors and

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suppliers and other ordinary working capital expenses. The Debtors have represented that serious and potentially irreparable harm to the Debtors, their creditors, and their respective estates may occur absent authorization for the use of the Cash Collateral.
D.    Service of Motion. The Debtors have certified that copies of the Motion and notice of the Hearings have been served by electronic mail, telecopy transmission, hand delivery, overnight courier or first class United States mail upon the Office of the United States Trustee (the "United States Trustee"), counsel for Agent, and the Debtors' thirty (30) largest unsecured creditors. The Court finds that notice of the Motion, as it relates to this Order, is sufficient for all purposes under the Bankruptcy Code and the Bankruptcy Rules, including, without limitation, sections 102(1) and 363 of the Bankruptcy Code and Bankruptcy Rule 4001(b) and (d).
E.    Finding Cause. Good cause has been shown for the entry of this Order, the granting of adequate protection as set forth herein and authorization for the Debtors to use Cash Collateral during the Interim Period (as defined below). The Debtors' need for use of Cash Collateral is ongoing, immediate and critical. Entry of this Order will preserve the assets of the Debtors' estates and their value and is in the best interests of the Debtors, their creditors and the Debtors' estates.
F.    Jurisdiction; Core Proceeding; Venue. This Court has jurisdiction to enter this Order pursuant to 28 U.S.C. §§ 157(b) and 1334. Consideration of the Motion constitutes a core proceeding, as defined in 28 U.S.C. § 157(b)(2). Venue for this chapter 11 case and proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.
G.    Adequate Protection. Agent, for itself and on behalf of the other Secured Parties, has requested and is entitled to adequate protection of its interests in the Pre-Petition Collateral under 11 U.S.C. §§ 361 and 363, as a condition to use of any Cash Collateral.

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NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, as follows:
1.    Grant of Motion; Authority to Use Cash Collateral.
(a)    Subject to all of the terms, conditions and limitations of this Order, the Debtors shall be authorized to use Cash Collateral consisting of cash proceeds of Collateral (but excluding any Pledged Cash Collateral) for Permitted Purposes (as defined below) during the period (the "Interim Period") commencing on the Petition Date, and ending on [__________ ___], 2017, unless and to the extent extended by written agreement of the Debtors and Agent. Neither Agent’s consent to use of Cash Collateral nor any Debtor's use of Cash Collateral shall release, limit, impair or provide any defense to enforcement of any non-Debtor's guaranty of payment or performance of any of the Pre-Petition Debt, and all such guaranties shall remain in full force and effect and enforceable according to their terms.
(b)    The term "Permitted Purposes" shall mean, with respect to any Debtor, such Debtor's use of Cash Collateral owned by it in the ordinary course of such Debtor's business solely for the purposes of supporting such Debtor's ongoing working capital needs and in order to satisfy administrative expenses incurred as part of the administration of the Cases, in each case to the extent, and only for the specific purposes, and up to the amounts set forth in the budget attached hereto as Exhibit A (as such budget may be amended or extended with the written approval of Agent, the "Budget"); provided, however, that (A) the Debtors may use Cash Collateral for disbursements totaling up to 115% of the aggregate amount shown in the Budget tested on a cumulative basis during the term of the Budget without violating the terms of this Order; (B) in no event shall any Cash Collateral be used to pay (i) any pre-petition claim against the Debtors other

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than amounts specifically approved by the Court after notice and hearing, including payroll, payroll related taxes, employee benefits and “trust fund” sales and use taxes to the extent of applicable line items in the Budget, and adequate protection payments to Agent as authorized by the Court, or (ii) any professional fees or expenses of any professionals retained by any Debtor, any official committee of unsecured creditors appointed in the Cases (the "Committee") or any other fiduciary appointed in the Cases to the extent such fees or expenses are incurred in (x) objecting to or challenging the validity, extent or priority of any of the Pre-Petition Liens, the amount or the validity or allowance of any of the Pre-Petition Debt, or the validity or enforceability of any of the Loan Documents, (y) challenging or appealing any aspect of this Order or any final order entered on the Cash Collateral Motion (the "Final Cash Collateral Order"), or (z) asserting any claim against any Secured Party, including any claim under chapter 5 of the Bankruptcy Code; and (C) in no event shall any Pledged Cash Collateral (which shall continue to be controlled by Agent pursuant to the Cash Collateral Agreement) be used by Debtors, except pursuant to the terms of the Cash Collateral Agreement.
2.    Collection of Accounts Receivable. The Debtors shall diligently attempt to collect all of their pre-petition and post-petition accounts receivable and all other rights to the payment of money and shall cause all such collections remitted by its customers and other account obligors to be promptly deposited into the Debtors' collection accounts. Nothing in this Order shall be construed to require any Secured Party to extend credit or make available to the Debtors any funds received by any Secured Party that are not good, collected funds at such time. Regions shall be authorized to deduct from Cash Collateral amounts sufficient to pay and to be used to pay reasonable and customary fees and expenses associated with the wiring or other transfer of such funds. Until

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expended by the Debtors, all Cash Collateral shall remain subject to the liens and claims of Agent under the Loan Documents and this Order.
3.    Suspension and Termination of Authority to Use Cash Collateral.
(a)    Suspension. The Debtors' authority to use Cash Collateral shall be suspended (and the Debtors shall therefore not be authorized to use such Cash Collateral for any purpose other than paying the Pre-Petition Debt) for so long as any one or more of the following conditions exists: (i) any Debtor has failed to discharge any duty or other obligation imposed upon it in this Order or has otherwise violated any requirement or condition to the use of Cash Collateral provided in this Order and such failure has not been cured or otherwise remedied; (ii) there is pending any motion by any Debtor to dismiss or convert any of the Cases to a case under chapter 7; (iii) that certain Restructuring Support Agreement with certain noteholders dated December 21, 2016 (as amended or modified on reasonable prior written notice to Agent, the “RSA”) is terminated with respect to any party thereto; or (iv) any Debtor has failed to discharge any duty or other obligation imposed upon it in the Cash Collateral Agreement.
(b)    Disputes. On any date that Agent determines that the Debtors' authority to use Cash Collateral has been suspended pursuant to subparagraph (a) above, Agent or its counsel may file (using the Court’s CM/ECF filing system) a "Notice of Suspension," in which the condition or conditions resulting in the suspension of authority to use Cash Collateral shall be specified, and the Debtors shall not be authorized to issue any checks, make any ACH transfers or otherwise withdraw funds drawn on any depository account that contains any Cash Collateral, but shall forthwith transfer funds in such accounts to Agent or to an account under the control of Agent; provided, however, that if the Debtors in good faith dispute that their authority to use Cash Collateral has been properly suspended, the Debtors may file within three (3) business days after the filing of a Notice of

10

Suspension a notice of such dispute in which they must set forth the basis for such dispute, any such dispute shall be resolved by the Court, and the Debtors shall be authorized to continue to use Cash Collateral (but not any Pledged Cash Collateral) until the Court resolves the dispute; provided, further, that if Debtors do not file a notice of dispute within such period of three (3) business days after the filing of a Notice of Suspension, Agent shall be automatically permitted (and the automatic stay shall be deemed automatically, and without further order of the Court, lifted and terminated to the extent necessary to allow Agent) to setoff against any cash maintained at bank accounts with Regions and apply the proceeds thereof to the Pre-Petition Debt.
(c)    Termination. The Debtors' authority to use Cash Collateral shall automatically terminate for all purposes (except to pay the Pre-Petition Debt) upon the soonest to occur of the following events or conditions: (i) the Interim Period expires without the Final Cash Collateral Order having been entered in form and content acceptable to Agent; (ii) a chapter 11 trustee or examiner with expanded powers is appointed in any Case; (iii) any Case is converted to a chapter 7 case or is dismissed; (iv) the Court enters an order granting Agent relief from the automatic stay or prohibiting the use of Cash Collateral by the Debtors; (v) the RSA terminates with respect to any party thereto; (vi) any Debtor has failed to discharge any duty or other obligation imposed upon it in the Cash Collateral Agreement; or (vii) this Order is amended, vacated, stayed, reversed or otherwise modified without the prior written consent of Agent.
4.    Adequate Protection Granted to Agent.
(a)    Adequate Protection Liens. As adequate protection for any diminution in the value of Agent's interests in the Pre-Petition Collateral, including, without limitation, any diminution resulting from the use of Cash Collateral on or after the Petition Date, Agent is hereby granted, pursuant to sections 361, 362 and 363 of the Bankruptcy Code, valid, binding, enforceable and

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automatically perfected liens on and security interests in (collectively, the “Adequate Protection Liens”) all personal property of each Debtor that is the same type or nature as the Pre-Petition Collateral whether acquired, created, or existing prior to, on or after the Petition Date, and all cash and non-cash proceeds of the foregoing (all such personal property being collectively referred to as the "Replacement Collateral"; and together with the Pre-Petition Collateral, the "Collateral"). For the avoidance of doubt, the Adequate Protection Liens include the Agent's security interest in and liens upon the Pledged Cash Collateral in the Pledged Cash Collateral Account. Notwithstanding the foregoing, the Replacement Collateral shall not include any claims or causes of action of the Debtors under 11 U.S.C. §§ 544, 547, 548 or 550 ("Avoidance Actions") or any proceeds of any of such claims or causes of action ("Avoidance Proceeds"), unless any Debtor shall grant a lien upon Avoidance Actions or Avoidance Proceeds to any other person or entity, in which event Agent shall be deemed to have been granted such a lien under this Order on a pari passu basis with such other lien.
(b)    Priority of Adequate Protection Liens. The Adequate Protection Liens shall be junior in priority only to (i) the Pre-Petition Liens and (ii) any other valid, enforceable, perfected and nonavoidable liens and security interests on assets of a Debtor that existed on the Petition Date and are superior in priority to the Pre-Petition Liens as of the Petition Date, after giving effect to any subordination or intercreditor arrangement.
(c)    Perfection of Adequate Protection Liens. The Adequate Protection Liens and all claims, rights, interests, administrative claims and other protections granted to or for the benefit of Agent pursuant to this Order and the Bankruptcy Code shall constitute valid, enforceable, non-avoidable and duly perfected security interests and liens. No Secured Party shall be required to file or serve financing statements, mortgages, deeds to secure debt or similar instruments which otherwise may

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be required under federal or state law in any jurisdiction, or take any action, including taking possession, to validate and perfect such security interests and liens, but upon request by Agent, the Debtors are hereby authorized to execute and deliver any such financing statements, mortgages, deeds to secure debt or similar instruments. The failure by Agent to request, or the failure or refusal of any Debtor to execute or deliver, any documentation relating to the Adequate Protection Liens shall in no way affect the validity, perfection or priority of such Adequate Protection Liens.
(d)    Interest and Fees; Professional Fees. By no later than the first calendar day of each calendar month, the Debtors shall pay to Agent, in cash, interest and fees that have accrued in respect of the Pre-Petition Debt at the rates specified in the Loan Agreement and the other Loan Documents (which, as of July 18, 2016, have been accruing, and shall continue to accrue at the default rates applicable thereto). As additional adequate protection, the Debtors shall pay to Agent, in cash, the reasonable and documented out-of-pocket expenses incurred by Agent, whether arising prior to, on, or after the Petition Date, and payable or reimbursable to it under any of the Loan Documents, including, but not limited to, fees and disbursements of counsel (including local bankruptcy counsel). The Debtors shall make each such payment to Agent, without the necessity of Agent's filing formal fee applications, no later than five (5) business days following the conclusion of a Review Period (defined below). Agent may send by electronic mail each month to counsel for the Debtors, counsel for any Committee, and the United States Trustee, a copy of invoices for such fees and expenses (the "Invoiced Fees") (subject in all respects to redaction for, and without waiving, any applicable privilege or work product doctrine), and each such noticed party shall have five (5) business days from the date of its receipt of such copy from Agent (the "Review Period") to serve on counsel for Agent a written objection to the payment of any of such fees and expenses. Within five (5) business days after expiration of the Review Period, the Debtors shall pay any portion of such Invoiced Fees

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as to which a timely objection is not made and the Court shall decide any timely objection unless otherwise resolved by agreement of Agent and the objecting party.
5.    Access to Premises and Records; Reporting.
(a)    Agent and its respective representatives and agents (including, without limitation, employees, officers, legal counsel, appraisers, auditors, accountants, and consultants) shall be authorized, during normal business hours upon reasonable notice, to conduct on-site field examinations in order to inspect and evaluate the Debtors' property and financial records.
(b)    No later than 5:00 p.m. Central time on each Wednesday, the Debtors shall deliver to Agent the following written reports or data in form and substance satisfactory to Agent:
1.    A report showing the cash collections (regardless of how delivered, and including payments delivered or deposited into any bank account used by any Debtor) of each Debtor on each business day of the prior week;
2.    A report showing the cash ledger balances available to each Debtor as of the close of business on the previous Friday;
3.    A report showing the expenditures made by each Debtor during the preceding calendar week; and
4.    A report as of the preceding Friday comparing the Debtors' actual performance to the Debtors' performance projected in the Budget for the applicable period.
(c)    On or before the tenth (10th) day of each calendar month, the Debtors shall deliver to Agent (current of the last day of the prior calendar month) updated lists and reports of accounts receivable agings, and other data, documents and files that were being delivered to Agent prior to the Petition Date under the Loan Agreement, if any.

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(d)    The Debtors shall continue to comply with Sections 9.2, 9.7, 9.9 and 9.17 of the Loan Agreement during the Interim Period.
6.    Superpriority Claim. Agent shall be entitled to an administrative priority claim under section 507(b) of the Bankruptcy Code in the amount, if any, by which the protections afforded herein for the Debtors' use, sale, consumption or disposition of any Pre-Petition Collateral (including, without limitation, Cash Collateral) prove to be inadequate.
7.    Deadline for Challenge to Pre-Petition Claims and Liens.
(a)    Each Debtor’s admissions, stipulations, agreements and releases contained in this Order, including, without limitation, those contained in Paragraph B of this Order, shall be binding upon such Debtor and any successor thereto (including any Chapter 7 trustee or Chapter 11 trustee or examiner appointed or elected for such Debtor) under all circumstances and for all purposes.
(b)    Each Debtor’s admissions, stipulations, agreements and releases contained in this Order, including, without limitation, those contained in Paragraph B of this Order shall be binding upon all other parties in interest (including, without limitation, any Committee) under all circumstances and for all purposes unless and to the extent that the Committee or any other party in interest having requisite standing has timely and properly filed, in accordance with this Paragraph 7, an appropriate adversary proceeding or contested matter (i) objecting to the validity or amount of the Pre-Petition Debt, or the validity, extent, perfection, priority or non-avoidability of the Pre-Petition Liens in the Pre-Petition Collateral, (ii) seeking disgorgement of all or any part of the payment of the Pre-Petition Debt, or (iii) asserting against Agent any lender liability, breach of contract or other claim or cause of action that such party believes has merit and that arises out of or relates to any of the Loan Documents or any act, inaction, or transaction thereunder, which adversary proceeding or contested matter is required to be filed no later than the earlier to occur of (i) five (5) business days prior to

15

the first deadline set by the Court for filing of objections to confirmation of the Plan (as defined in the RSA), and (ii) ninety (90) days after the Petition Date (the "Challenge Deadline"). To the extent the Challenge Deadline expires without an adversary proceeding or contested matter being filed, (i) the liens and security interests of Agent in the Collateral are deemed legal, valid, binding, enforceable, perfected and unavoidable, (ii) all of the Pre-Petition Debt is allowed, conclusive and binding upon the Debtors and all other parties in interest in each Case and in any superseding chapter 7 case, including any subsequently appointed trustee, as a legal, valid, binding, enforceable fully secured claim that is not subject to offset, counterclaim, equitable subordination, recharacterization, or other defense or claim, and (iii) any claims or causes of action that any Debtor or its estate may have against Agent are deemed to have been released and discharged.
8.    Surcharge Waiver. Subject to entry of the Final Cash Collateral Order, in no event shall any costs or expenses of administration in any Case be imposed upon Agent or any Collateral pursuant to section 506(c) of the Bankruptcy Code or otherwise. Agent has not consented to any surcharge under section 506(c) of the Bankruptcy Code, and no such consent may be implied from any action, inaction or acquiescence of Agent.
9.    Reservation of Rights. Nothing in this Order shall constitute or be construed to (1) be an admission by Agent as to the adequacy of the protection provided herein; (2) release, impair or alter in any way the obligations and liability of any guarantor of the Pre-Petition Debt or any subordination of other obligations of the Debtors in favor of prior payment of the Pre-Petition Debt; (3) prohibit Agent from seeking any further relief in these Cases, including, without limitation, additional adequate protection, dismissal or conversion, relief from the automatic stay under section 362(d) of the Bankruptcy Code, the appointment of a trustee or examiner, or the taking of any Bankruptcy Rule 2004 examinations; or (4) constitute a waiver by the Debtors or Agent of the right

16

to request in a further interim or final order on Cash Collateral provisions which may be different from or in addition to any of the provisions contained in this Order.
10.    Survival of Provisions of This Order. The provisions of this Order and any action taken pursuant to the terms hereof shall survive the entry of any order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, and all of the terms and conditions of this Order as well as the liens and security interests granted pursuant hereto shall continue in this or in any superseding case under the Bankruptcy Code, and such liens and security interests shall retain their priorities provided by this Order until satisfied and discharged.
11.    Use of Pledged Cash Collateral by Agent; Depository Liens; Setoff for Amounts Owing. Nothing contained in this Order shall amend, modify or otherwise limit the rights of Agent arising under the Cash Collateral Agreement, and the automatic stay imposed under Section 362 of the Bankruptcy Code is hereby modified and lifted to the extent necessary to permit Agent to exercise all of its rights and remedies under the Cash Collateral Agreement and otherwise to give effect to the provisions of this Paragraph 11. Agent is hereby expressly permitted to exercise all rights and remedies arising in favor of Agent pursuant to the Cash Collateral Agreement, including, without limitation, the right to apply the Pledged Cash Collateral to the satisfaction of the Pre-Petition Debt and to require and receive additional cash collateral, in each case on the terms set forth therein, as if these chapter 11 cases had not been commenced. In addition, Regions is hereby expressly permitted to exercise all rights and remedies arising in favor of Regions pursuant to any Bank Product Agreements (as defined in the Loan Agreement) or applicable law, including set off rights in connection with any statutory or common law depository bank liens, including any security interest of a collecting bank under Section 4-210 of the Uniform Commercial Code of any applicable jurisdiction, or any other rights of Regions, in its capacity as depository bank, pursuant to any

17

blocked account, lockbox or other deposit account control agreement or any depository agreement with any Debtor. Without limiting the Debtors’ obligations under Paragraph 4 or this Paragraph 11, Agent is also hereby expressly authorized to setoff, against the deposit accounts of Debtors maintained with Regions Bank, all interest (including any additional default rate of interest), fees, and expenses payable pursuant to Paragraph 4(d) of this Order and remit the proceeds thereof to the applicable payee.
12.    Order Immediately Effective. Notwithstanding anything to the contrary in the Bankruptcy Rules or otherwise, the effectiveness of this Order shall not be stayed, and this Order shall be immediately effective upon its entry.
13.    Binding Effect; Successors and Assigns. The provisions of this Order shall be binding upon all parties in interest in these Cases, including, without limitation, Debtors and their respective successors and assigns (including any Chapter 11 trustee hereafter appointed for the estate of any Debtor, any Chapter 7 trustee appointed or elected in a superseding Chapter 7 case, any examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any Debtor or with respect to any property of the estate of any Debtor), and shall inure to the benefit of the Secured Parties and their respective successors and assigns. In no event shall any Secured Party have any obligation to permit the use of the Collateral (including Cash Collateral) by, any Chapter 7 trustee, Chapter 11 trustee or similar responsible person appointed or elected for the estate of any Debtor.
14.    Objections Overruled. Any and all objections to the relief requested in the Cash Collateral Motion, to the extent not otherwise withdrawn, waived, or resolved by consent at or before the Hearing, and all reservations of rights included therein, are hereby OVERRULED and DENIED.

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15.     Objection Deadline. If any party in interest shall have an objection to any of the provisions of this Order, such party may assert such objection at the Final Hearing, if a written statement setting forth the basis for such objection is filed with the Court and concurrently served upon (a) the Office of the United States Trustee, 606 N. Carancahua St., Suite 1107, Corpus Christi, TX 78401; (b) counsel for the Debtors, Pachulski Stang Ziehl & Jones LLP, 10100 Santa Monica Blvd., 13th Floor, Los Angeles, CA 90067, Attention: Richard M. Pachulski and Ira D. Kharasch, and Snow Spence Green LLP, 2929 Allen Parkway, Suite 2800, Houston, TX 77019, Attention: Phil Snow; (c) counsel for Agent, Parker Hudson Rainer & Dobbs LLP, 303 Peachtree Street NE, Suite 3600, Atlanta, GA 30308, Attention: Eric W. Anderson, and Norton Rose Fulbright US LLP, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, Attention: William Greendyke; and (d) counsel for certain noteholders, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention: Brad Eric Scheler and Matthew Roose, and McKool Smith, PC, 600 Travis St., Suite 700, Houston, TX 77002, Attention: Hugh M. Ray and Christopher Johnson (so that such objections and responses are filed on or before [__:00 _.m.], prevailing Central time on [_____________________], 2017). If an objecting party shall fail to appear at the Final Hearing and assert the basis for such objection before the Court, such objection shall be deemed to have been waived and abandoned by such objecting party
16.    Notice of Final Hearing; Service of Interim Order. A final hearing on the Cash Collateral Motion will be held at [__:__ __.m. on _______ __], 2017, at Courtroom No. [__], 515 Rusk Ave., Houston, Texas (the "Final Hearing"). Promptly after the entry of this Order, the Debtors shall mail, by first class mail, a copy of this Order and notice of the Final Hearing to counsel for Agent, the United States Trustee, any Committee, any creditors holding liens on any of the Collateral, the Internal Revenue Service, and all parties who have filed requests for notices under

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Rule 2002 of the Bankruptcy Rules, and shall file a certificate of service regarding same with the Clerk of the Court. Such service shall constitute good and sufficient notice of the Final Hearing.

***

APPROVED FOR ENTRY

/s/ William R. Greendyke
William R. Greendyke (TX Bar No. 08390450)

Norton Rose Fulbright US LLP
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Telephone No.: 713.651.5193
E-mail: william.greendyke@nortonrosefulbright.com

and

/s/ Eric W. Anderson
Eric W. Anderson (Georgia Bar No. 016810)

Parker, Hudson, Rainer & Dobbs, LLP
303 Peachtree Street NW
Suite 3600
Atlanta, Georgia 30308
Telephone No.: 404.420.4331
E-mail: eanderson@phrd.com
Attorneys for Agent

/s/ Phil Snow
Phil Snow (TX Bar No. 18812600)
Snow Spence Green LLP
2929 Allen Parkway, Ste. 2800
Houston, TX 77019
Telephone: 713/335-4800
Email: philsnow@snowspencelaw.com

and

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/s/ Richard M. Pachulski
Richard M. Pachulski (CA Bar No. 90073)
Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Blvd., 13th Floor
Los Angeles, CA 90067
Telephone: 310/277-6910
E-mail: rpachulski@pszjlaw.com
Attorneys for Debtors

21

Exhibit A

Budget

EXHIBIT C
Backstop Agreement

EXHIBIT D
Disclosure Statement

(without exhibits)

EXHIBIT E
Form of Transferee Joinder Agreement

Form of Transferee Joinder Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement dated as of December 21, 2016 (the “Agreement”), by and among the FES Parties, the Supporting Noteholders, and the Transferors, including the transferor to the Transferee of any FES Claims (each such transferor, a “Transferor”), and agrees, with respect to the FES Claims set forth below (the “Transferred FES Claims”), to be bound by the terms and conditions thereof, and shall be deemed a “Transferee” as applicable, under the terms of the Agreement with respect to the Transferred FES Claims.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement with respect to the Transferred FES Claims, and makes all representations and warranties contained therein as of the date of the Transfer and with respect to the Transferred FES Claims, including the agreement to be bound by the vote for the Plan of the Transferor if such vote was cast before the effectiveness of the Transfer addressed herein.
Date Executed:

______________________________________
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile

Class(es) of FES Claims Subject to Transfer:

9% Senior Notes due 2019 issued pursuant to that certain indenture dated as of June 7, 2011

Amount of FES Claims Subject to Transfer:

$___________________